Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

THE MARCUS CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	100 East Wisconsin Avenue Suite 1900 Milwaukee, WI 53202-4125 (Address of Principal Executive Offices, Including Zip Code)	39-1139844
(State or other jurisdiction of		(I.R.S. Employer
incorporation or organization)		Identification No.)

The Marcus Corp 401k Retirement Savings Plan

(Full title of the plan)

Thomas F. Kissinger

Senior Executive Vice President, General Counsel and Secretary

The Marcus Corporation

100 East Wisconsin Avenue

Suite 1900

Milwaukee, WI 53202
(414) 905-1000

(Name, address and telephone number of agent for service)

Copy to: Steven R. Barth Spencer T. Moats Garrett F. Bishop Foley & Lardner LLP 777 E. Wisconsin Ave. Milwaukee, WI 53202 (414) 271-2400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $1 per share	1,000,000	$20.26	$20,260,000.00	$2,210.37

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers (a) additional shares of Common Stock that may become issuable under the above-named plan as a result of stock dividends, stock splits, anti-dilution provisions or any other similar events and (b) an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Determined on the basis of the average of the high and low sale price of Common Stock as reported on the New York Stock Exchange on May 26, 2021 of $20.26 solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act.

EXPLANATORY NOTE

The purpose of this Registration Statement is to register 1,000,000 shares of common stock, par value $1 per share (the “Common Stock”) (and the indeterminate amount of interests to be offered and sold pursuant to the employee benefit plan described herein), of The Marcus Corporation (the “Company”) in connection with The Marcus Corp 401k Retirement Savings Plan (the “Plan”) which may be offered and sold under the Plan, from authorized and unissued shares or treasury shares of the Company, through the purchase of shares of Common Stock in open-market transactions or otherwise.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement on Form S-8 and will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Company with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a) the Company’s Annual Report on Form 10-K filed with the Commission on March 5, 2021.

(b) the Company’s Quarterly Report on Form 10-Q filed with the Commission on May 11, 2021.

(c) the Company’s Current Report on Form 8-K filed with the Commission on May 11, 2021.

(d) the Company’s Proxy Statement on Schedule 14A filed with the Commission on March 25, 2021.

(e) the description of the Common Stock contained in the Company’s Form 8-A dated August 22, 1994, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Article VIII of the Company’s bylaws provides that, to the fullest extent permitted or required by the Wisconsin Business Corporation Law, the Company shall indemnify all directors and officers of the Company, and any person who is serving at the Company’s request as a director, officer, partner, trustee, member of any governing or decision-making committee, manager, employee or agent of another corporation or other entity, against all expense, liability and loss incurred or suffered in connection with such positions or services. Such indemnification continues to apply to former directors, officers, etc., and inures to the benefit of their heirs, executors and administrators.

In addition, the Wisconsin Business Corporation Law provides that the Company shall indemnify a director or officer of the Company against liability incurred by the director or officer acting in his or her capacity as a director or officer of the Company, unless liability was incurred because the director or officer breached or failed to perform any duty owed to the Company and that breach or failure to perform constituted (i) a willful failure to deal fairly with the Company or its shareholders in a matter in which the director or officer has a material conflict of interest, (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful, (iii) a transaction from which the director or officer received an improper personal benefit, or (iv) willful misconduct.

Any repeal or modification of any of the foregoing provisions shall not adversely affect any right or protection of any director, officer, or other indemnitee existing at the time of such repeal or modification.

The Company also maintains director and officer liability insurance against certain claims and liabilities which may be made against the Company’s former, current or future directors or officers.

The indemnification provided by the Wisconsin Business Corporation Law and the Company’s bylaws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description
4.1	Restated Articles of Incorporation. [Incorporated by reference to Exhibit 3.2 to our Quarterly Report on Form 10-Q for the quarterly period ended November 13, 1997.]
4.2	Bylaws of The Marcus Corporation, as amended. [Incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarterly period ended September 24, 2020.]
5.1	Legal Opinion of Foley & Lardner LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Foley & Lardner LLP (included as part of its opinion filed as Exhibit 5.1 hereto)
24.1	Powers of Attorney (included on the signature page to this registration statement).

The undersigned Company hereby undertakes that it will submit the Plan, and any amendments thereto, to the Internal Revenue Service in a timely manner at the time or times permitted by the Internal Revenue Service, and will make all changes required by the Internal Revenue Service in order to continue to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9.	Undertakings.

(a)       The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on this 2nd day of June, 2021.

THE MARCUS CORPORATION

By:	/s/ Gregory S. Marcus
Gregory S. Marcus President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gregory S. Marcus and Douglas A. Neis, and each of them, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on June 2, 2021 in the capacities indicated.

Signature	Title

/s/ Gregory S. Marcus	President and Chief Executive Officer (Principal Executive Officer)
Gregory S. Marcus

/s/ Douglas A. Neis	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)
Douglas A. Neis

/s/ Stephen H. Marcus	Chairman of the Board
Stephen H. Marcus

/s/ Diane Marcus Gershowitz	Director
Diane Marcus Gershowitz

/s/ Timothy E. Hoeksema	Director
Timothy E. Hoeksema

/s/ Allan H.Selig	Director
Allan H. Selig

/s/ Bruce J. Olson	Director
Bruce J. Olson

/s/ Philip L. Milstein	Director
Philip L. Milstein

Signature	Title

/s/ Brian J. Stark	Director
Brian J. Stark

/s/ Katherine M. Gehl	Director
Katherine M. Gehl

/s/ David M. Baum	Director
David M. Baum

Pursuant to the requirements of the Securities Act of 1933, as amended, all of the voting members of the Marcus Retirement and Benefits Plan Administration Committee, the administrator of The Marcus Corp 401k Retirements Savings Plan, have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on June 2, 2021.

THE MARCUS CORP 401K RETIREMENT SAVINGS PLAN

/s/ Thomas Kissinger
Thomas Kissinger

/s/ Douglas Neis
Douglas Neis

/s/ John Murray
John Murray